EXHIBIT 99.1

Solectron Completes Redemption of Senior Notes

For Immediate Release: May 20, 2005

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR) announced today that it has completed its previously announced redemption of all of its outstanding 9.625 percent senior notes due 2009 (the “notes”). In accordance with the terms of the indenture governing the notes, the outstanding aggregate principal amount of $500 million was redeemed for a total of approximately $557.4 million in cash, which includes the early redemption premium and accrued interest.

“With our strong balance sheet, we’re able to retire the most expensive component of our debt,” said Kiran Patel, executive vice president and chief financial officer. “The benefits for Solectron are many, including measurably reducing our interest expense and eliminating capital restrictions, while maintaining strong liquidity and business flexibility.”

About Solectron
Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.

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Analyst Contact:
Perry Hayes, Solectron Corporation, +1 (408) 956 7543 (U.S.), perryhayes@solectron.com

Media Contact:
Dmitry Lipkin, Solectron Corporation, +1 (408) 956 6792 (U.S.), dmitrylipkin@solectron.com